Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Declares Quarterly Cash Dividend of $0.18 Per Share,
Approves Stock Repurchase Program and Schedules 1Q15 Conference Call and Webcast

Walla Walla, WA – March 25, 2015 – Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced that its Board of Directors declared its regular quarterly cash dividend of $0.18 per share.  The dividend will be payable April 15, 2015, to common shareholders of record on April 6, 2015.

Additionally, Banner Corporation announced that its Board of Directors has authorized the repurchase of up to 5% of its common stock, or 1,044,922 shares.  Under the plan, shares may be repurchased by the Company in open market purchases.  The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

Banner Corporation also announced that it will report its first quarter 2015 results after the market closes on Monday, April 20, 2015.  Management will host a conference call on Tuesday, April 21, 2015 at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss the results.  The call will also be broadcast live via the internet.

Interested investors may listen to the call live at www.bannerbank.com.  Investment professionals are invited to dial (866) 235-9915 to participate in the call.  A replay will be available for two weeks at (877) 344-7529 using access code 10062495, or at www.bannerbank.com.

About the Company

Banner Corporation is a $5.2 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region through a network of 93 branches with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.